Exhibit 10.1

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) is made and entered into as of November 5, 2012 (“Effective Date”) by and between Alexsam, Inc., a Texas corporation (“Alexsam”), NetSpend Holdings, Inc., a Delaware corporation (“Holdings”), and NetSpend Corporation, a Delaware corporation (“NetSpend”).

WHEREAS, Alexsam is the owner of U.S. Patent No. 6,000,608, issued on December 14, 1999 and entitled “Multifunction Card System” (“the ‘608 Patent”), and U.S. Patent No. 6,189,787, issued on February 20, 2001 and entitled “Multifunction Card System” (“the ‘787 Patent”);

WHEREAS, Alexsam and NetSpend entered into a license agreement dated March 17, 2004 (the “2004 License Agreement”), wherein Alexsam granted certain rights under the ‘608 Patent and the ‘787 Patent to NetSpend pursuant to the terms and conditions set forth therein;

WHEREAS, there is now pending in the District Court of Travis County, Texas, 419th Judicial District, a civil action entitled Alexsam, Inc. v. NetSpend Corporation., Cause No. D-1-GN-07-003659 (“the Lawsuit”); and

WHEREAS, Alexsam alleged in the Lawsuit claims of breach and fraud related to the 2004 License Agreement, and NetSpend alleged certain affirmative defenses and counterclaims to Alexsam’s allegations;

WHEREAS, the Parties’ dispute in the Lawsuit was tried to verdict in the Travis County District Court in April, 2012, resulting in an $18 million jury verdict in Alexsam’s favor, and the Court subsequently ruled in favor of Alexsam as to NetSpend’s alleged affirmative defense under the “Most-Favored Nations” clause of the 2004 License Agreement;

WHEREAS, the Parties desire to avoid further litigation risks and expense, and to fully compromise, settle and release any and all claims and counterclaims which were or could have been asserted in the Lawsuit or that arise from or are otherwise related to the Licensed Patents or the 2004 License Agreement, on the terms and conditions set forth below, and have therefore agreed, with no Party admitting liability to any other Party, to dismiss the Lawsuit with prejudice.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, Alexsam, Holdings and NetSpend agree as follows:

1. Definitions. As used in this Agreement, the following terms and phrases shall have the following meanings:

1.1           “Company” means NetSpend Corporation or any Affiliate thereof.

1.2           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

1.3           “Alexsam” means Alexsam, Inc., and any corporation, firm, partnership, proprietorship, or other form of business organization in which Alexsam has at least a fifty percent (50%) ownership interest either directly or indirectly through one or more entities related to Alexsam, or (b) the power to direct or cause the direction, either directly or indirectly, of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

1.4           “Control” means the possession, direct or indirect, of the power to vote fifty-one percent (51%) or more of the securities that have ordinary voting power for the election of directors of any entity, or to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise.

1.5           “Parties” means NetSpend, Holdings and Alexsam collectively; “Party” means any of them individually.

1.6           “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, or any governmental authority.

1.7           “Licensed Patents” means the ‘608 Patent and ‘787 Patent, and any reissues, reexaminations, extensions, substitutions, continuations, divisions, and continuation-in-parts thereof, all patents and patent applications claiming priority from, or from which priority is claimed, all foreign counterpart patents and applications or equivalents to any of the foregoing worldwide, and any future patents, applications or equivalents covering any inventions underlying the Licensed Patents, if a license to same would be required by the Company  to exercise its rights and enjoy the benefits granted under the licenses granted in this Agreement.

1.8             “Licensed Product” means any product with respect to which Company serves as (i) a processor for the accounts and/or sub-accounts associated with such product, (ii) a program manager or (iii) an issuer, or any system or method associated with or related to such a product, where the product, system or method, either alone, or in conjunction with other components or activities, infringes or may infringe any claim of the Licensed Patents.

2.           License.

2.1           In exchange for and upon receipt of the payment required by Section 5.1 below, Alexsam grants to the Company a non-exclusive, irrevocable, nontransferable (except as set forth in Section 13 below), perpetual, fully paid-up, worldwide right and license, without the right to grant sub-licenses (subject to the provisions of Section 2.2 below), under the Licensed Patents to make, use, import, issue, distribute, offer to sell, design, operate, market, process, sell or otherwise practice the Licensed Product, alone or in combination with others, including without limitation to process card activations, recharges, signature debit, PIN debit and ATM withdrawal transactions for Licensed Product.

2.2           The license granted in Section 2.1 above shall extend to the Company’s distributors, retailers, agents, issuing banks, marketers, branding partners, aggregators, accountholders, card associations, authorization networks, and other Persons through whom, or as agent, member service provider, third party processor or independent sales organization for whom, the Company offers, distributes, activates, loads, reloads or otherwise provides a Licensed Product, including any such Person who may contract with the Company to offer such Licensed Product under, in whole or in part, such Person’s own name or marks (collectively, “Third Parties”), but only to the extent that such Third Parties’ activities pertain to a Licensed Product.

2.3           Except as otherwise authorized herein, nothing in this Agreement shall extend any rights under the Licensed Patents to any other Person, including distributors, retailers, issuing banks, card associations and authorization networks.  It is not the intention of the Parties to license or extend any other rights under the Licensed Patents to any third party for any activity not related to a Licensed Product.  It is further agreed that nothing contained in this Agreement exhausts any of Alexsam’s rights under the Licensed Patents against any non-licensed entities, and that no aspect of this Agreement may be relied upon to support any argument of any such patent exhaustion, or any claim of sublicense.

3.           Covenant Not to Sue.  In exchange for and upon receipt of the payment to be paid as required by Section 5.1 below, Alexsam covenants and agrees neither to sue the Company, nor its attorneys, employees, agents, officers, directors or shareholders, nor any Third Parties within the scope of Section 2.2 above (but only to the extent that such Third Party’s activities are related to a Licensed Product) for infringement of the Licensed Patents or any other intellectual property right related to the Licensed Patents for the Company’s or the Third Party’s licensed activities under Sections 2.1 or 2.2 above.

4.           Termination of 2004 License Agreement.  Upon receipt of the payment to be paid as required by Section 5.1 below, the 2004 License Agreement, and all past, present and future rights and obligations of the Parties thereunder, shall automatically terminate and be superseded by this Agreement.

5.           Settlement Payment.

5.1           In consideration of the license, covenants, releases, and other agreements contained herein, NetSpend agrees to pay Alexsam within five (5) business days of the Effective Date, a lump sum payment in the amount of Twenty Four Million and No/100ths Dollars ($24,000,000.00).

5.2           The payment due under Section 5.1 shall be made in U.S. dollars by wire transfer and in immediately available funds to:

The Northern Trust Company
50 South LaSalle Street
Chicago, IL 60675
ABA Routing #
For the Benefit of: Fitch Even Tabin & Flannery Client Fund Account
Account #

5.3           The payment due under Section 5.1 shall be made without deductions, and each Party shall be responsible for its own taxes, assessments, or other charges (if any) associated with payment or receipt of payment under this Agreement.

6.           Patent Marking. The Company agrees to mark all Licensed Products or associated packaging with an appropriate marking of the Licensed Patents in accordance with 35 U.S.C. §287, including, without limitation, use of the phrase “Licensed Under U.S. Patent Nos. 6,000,608 and 6,189,787” or the like. The Company shall have one year from the Effective Date to begin producing Licensed Products or associated packaging conforming to the requirements of this Section 6 and shall be under no obligation to replace unmarked Licensed Products or associated packaging in existence as of one year after the Effective Date. If Alexsam believes the Company is, at any time during the Term of this Agreement, in breach of the requirements of this Section 6, Alexsam shall give written notice to the Company of such claimed breach no less than sixty (60) days in advance of filing any claim, suit or action regarding same, and in any such claim, suit or action Alexsam’s sole and exclusive remedy shall be to (i) require the Company to comply with this Section 6 with respect to any Licensed Product or associated packaging that is produced after the conclusion of such claim, suit or action and (ii) to recover its attorneys fees to the full extent permitted under Texas Civil Practices & Remedies Code section 38.001 and/or 38.002, and no party shall be entitled to cancel or terminate or refuse to perform other duties established by this Agreement because of such a breach.

7.           Term and Termination.  This Agreement shall remain in full force and effect for the life of the Licensed Patents.

8.           Warranties, Representations and Indemnification.

8.1           Alexsam warrants and represents that: it owns all right, title and interest in and to the Licensed Patents and the 2004 License Agreement; it has complete authority to enter into, execute, deliver and perform this Agreement and to grant the rights granted herein; its execution of this Agreement has been duly authorized by all necessary corporate action.

8.2           NetSpend and Holdings warrant and represent that: they have complete authority to enter into, execute, deliver and perform this Agreement; and the execution of this Agreement has been duly authorized by all necessary corporate action.  NetSpend and Holdings further warrant and represent that they have thoroughly investigated their financial condition, and based upon said investigation hereby represent that the Company is solvent and has been generally paying its debts as due and in the ordinary course of business; and that by making said lump sum payment the Company will not become insolvent and will be able to continue generally paying its debts as due and in the ordinary course of business.

8.3           The Parties specifically represent that they own all the claims that they are releasing under this Agreement, have authority to release said claims and have not, in any way, transferred those claims to any other Person.

8.4           Indemnification

a.           Alexsam hereby agrees to defend and hold harmless the Company, its officers, directors, employees, agents and attorneys (each a “NetSpend Indemnitee”), from and against all suits, claims, or other actions, and will indemnify the NetSpend Indemnitees, from any damages and expenses, including reasonable attorneys fees, arising out of any claim brought by a third party based, in whole or in part, upon any action or alleged breach by Alexsam of its representations or warranties set forth in Section 8.1.

b.           NetSpend and Holdings hereby agree to defend and hold harmless Alexsam, its officers, directors, employees, agents and attorneys (each an “Alexsam Indemnitee”), from and against all suits, claims, or other actions, and will indemnify the Alexsam Indemnitees, from any damages and expenses, including reasonable attorneys fees, arising out of any breach by the Company of its representations or warranties set forth in Section 8.2.

c.           The foregoing indemnification obligations by each Party shall be subject to the following: (i) The indemnified party promptly notifies the other party in writing of the claim; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability it may have to the indemnified party hereunder except to the extent the indemnifying party has been materially prejudiced thereby; (ii) the indemnifying party has sole control of the defense and all related settlement negotiations with respect to the claim, provided, however, that the indemnified party has the right, but not the obligation, to participate at its expense in the defense of any such claim of action through counsel of its own choosing; and (iii) the indemnified party cooperates fully to the extent necessary, and executes all documents necessary, for the defense of such claim.

9.           Covenant Not to Contest. Unless NetSpend is named as a party in any proceeding brought under the Licensed Patents, NetSpend shall not file, join as a party in, or directly or indirectly assist any third party in challenging or attacking the validity, enforceability, or infringement of either of the Licensed Patents.  However, Alexsam acknowledges and agrees that NetSpend may fully comply with any and all legal obligations related to a subpoena requesting documents or information related to any such challenge or attack.

10.           Releases.

10.1           In consideration for the covenants, terms and conditions contained in this Agreement, Alexsam hereby releases the Company, its officers, directors, employees, shareholders and agents, from any and all claims and/or counterclaims, including but not limited to any claims and/or counterclaims relating to breach of contract, fraud or patent infringement, known or unknown, which were or could have been brought against the Company in the Lawsuit or under the Licensed Patents or pursuant to the 2004 License Agreement based upon activities occurring before the Effective Date.  Alexsam releases all Third Parties from any and all claims and/or counterclaims, known or unknown, which were or could have been brought against such Third Parties in the Lawsuit or under the Licensed Patents or pursuant to the 2004 License Agreement based upon activities occurring before the Effective Date, but only to the extent that the activities of such Third Parties relate to the Licensed Products. The releases of this Section 10.1 are conditioned on the Company making the required payment to Alexsam pursuant to Section 5.1 above.

10.2           In consideration for the covenants, terms and conditions contained in this Agreement, the Company hereby releases Alexsam, its officers, directors, employees, shareholders and agents, from any and all claims and/or counterclaims, including but not limited to any claims and/or counterclaims relating to breach of contract, fraud or patent infringement, known or unknown, which were or could have been brought against Alexsam in the Lawsuit or relating to the Licensed Patents or the 2004 License Agreement based upon activities occurring before the Effective Date, but it is acknowledged by Alexsam that this release does not in any way restrict the Company’s  right to fully and completely defend itself if Alexsam were to ever bring another lawsuit against the Company in the future for infringement of the Licensed Patents.

11.           Dismissal of Lawsuit. Promptly upon receipt of the lump sum payment pursuant to Section 5.1 above, Alexsam and NetSpend will dismiss all claims against each other with prejudice to refiling same through the filing and entry of a Joint Motion to Dismiss and Agreed Order of Dismissal in the form attached hereto as Exhibit “A”.

12.           Confidentiality. The Parties will not reveal to any third party the specific terms of this Agreement, except as follows: (i) with the prior consent of the other Party; (ii) by court order; (iii) under compulsion of subpoena provided that the other Party is given notice of the subpoena and the opportunity to resist disclosure or to impose confidentiality thereon; (iv) under a protective order entered by a court; (v) to a Party’s financial advisors, legal advisors or insurers; (vi) by Holdings, as necessary to satisfy its SEC reporting obligations; (vii) as otherwise required by law; and (vii) by Alexsam as necessary to satisfy obligations to any other  licensee, or to any potential licensee or entity desirous of acquiring the Licensed Patents so long as reasonable measures are taken to assure the confidential treatment of the disclosed information.  Nothing herein shall prevent a Party from disclosing information regarding this Agreement that becomes part of the public domain by virtue of clause (vi) of this Section.

13.           Assignment.  Neither Party may assign, transfer or otherwise dispose of its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, provided, however,  that a Party may assign or transfer all of its rights and obligations under this Agreement without the other Party’s consent in connection with any merger of which such assigning or transferring Party is not the surviving entity or any sale or transfer of all or substantially all of such assigning or transferring Party’s stock or assets.  In the event of such assignment or transfer by NetSpend and/or Holdings, their rights hereunder shall continue only for that portion of any future owner’s or merger partner’s business directly attributable to the business operations acquired from NetSpend and/or Holdings, recognizing (i) that the future business owner’s or merger partner’s existing operations prior to the acquisition or merger may require a separate license and (ii) the  operations and business directly attributable to the business operations acquired from NetSpend and/or Holdings may continue to evolve and expand following any such assignment or transfer and such evolved or expanded business operations will still be entitled to the Company’s rights hereunder.

14.           Entire Agreement. This Agreement constitutes the entire Agreement of the Parties and, upon the payment of the amount required by Section 5.1 above, supersedes all previous negotiations, agreements, understandings or commitments and shall not be released, discharged, changed or modified, except by instruments in writing signed by duly authorized officers or representatives of the Parties.

15.           Unknown Facts.  The Parties acknowledge and agree that additional facts may later be learned that are relevant to this Agreement and still they hereby specifically desire, intend and agree to release all claims, as set forth herein.  The Parties have had a full and complete opportunity to engage legal counsel to advise them regarding this Agreement and the execution of this Agreement. The Parties agree, represent, and warrant that they have, in fact, consulted with legal counsel regarding the effect, nature, tenor, advisability, and legal consequences of signing this Agreement and are relying upon their own judgment to enter into this Agreement.

16.           Notices.  All notices to be given hereunder shall be in writing and sent by certified mail, return receipt requested to the addresses specified below:

Any notice to Alexsam shall be addressed to:

Alexsam, Inc.
10916 Grand Journey Avenue
Raleigh, North Carolina 27614
Attention: Robert E. Dorf

With copy to:

Timothy P. Maloney
Fitch, Even, Tabin & Flannery, LLP
120 S. LaSalle Street, Suite 1600
Chicago, IL 60603

Any notice to the Company shall be addressed to:

NetSpend Corporation
701 Brazos Street, Suite 1300
Austin, Texas 78701
Attention: President

With a copy to:

Tommy Jacks
FISH & RICHARDSON P.C.
111 Congress Avenue, Suite 810
Austin, TX 78701

17.           Severability.  In the event that any provision of this Agreement, or the application of such provision, his found to be contrary to law, the remaining provisions shall remain in full force and effect.

18.           Disclaimer of Warranties. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW AND EXCEPT AS OTHERWISE SET FORTH IN SECTION 8, ALEXSAM DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE RELATED TO THE USE OR SUITABILITY OF ANY PRODUCT OR METHOD AND IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

19.           Governing Law and Dispute Resolution.  THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE UNITED STATES AND THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS.  THE PARTIES HEREBY AGREE AND CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS FOR RESOLUTION OF ANY CLAIMS OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT.

20.           Signatures. This Agreement may be signed in counterparts and will become binding and effective upon the exchange of facsimile or E-mailed PDF copies of the required signatures. The parties will thereafter exchange formal signed originals of this Agreement for their permanent records.

21.           Costs and Fees. The parties shall each bear their own respective costs and attorneys’ fees in connection with the Lawsuit and this Agreement.

IN WITNESS WHEREOF, the parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below.

I HAVE READ THE ABOVE AND FOREGOING DOCUMENT AND AGREE TO ITS TERMS.

AGREED BY ALEXSAM, INC.		AGREED BY NETSPEND HOLDINGS, INC.
By:	/s/ Robert E. Dorf	By:	/s/ Chuck Harris

Printed Name:	Robert E. Dorf	Printed Name:	Chuck Harris
Title:	Chief Executive Officer	Title:	President

Date:	11/5/2012	Date:	5 Nov 12

AGREED BY NETSPEND CORPORATION
		By:	/s/ Chuck Harris
		Printed Name:	Chuck Harris
		Title:	President
		Date:	5 Nov 12

The following Schedules and Exhibits have been omitted from this Exhibit:

Exhibit A – Joint Motion to Dismiss and Final Order of Dismissal

The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.